Exhibit 99.1

Stewart Reports Third Quarter 2018 Results

- Title revenues of $486.0 million compared to $485.4 million in the prior year quarter

- Commercial revenues of $52.0 million, an increase of $7.3 million, or 16 percent, compared to the prior year quarter

- Net income attributable to Stewart of $17.6 million, an increase of $6.6 million, or 60 percent, compared to the prior year quarter

HOUSTON, Oct. 25, 2018 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $17.6 million ($0.74 per diluted share) for the third quarter 2018, compared to net income attributable to Stewart of $10.9 million ($0.46 per diluted share) for the third quarter 2017. Pretax income before noncontrolling interests for the third quarter 2018 was $24.8 million compared to a pretax income before noncontrolling interests of $18.6 million for the third quarter 2017.

Third quarter 2018 results included $6.8 million of third-party advisory expenses in the ancillary services and corporate segment relating to the FNF merger transaction and $3.4 million of net unrealized gains relating to changes in fair value of equity investments. Third quarter 2017 results included $1.4 million of acquisition integration costs in the title segment.

"Stewart delivered solid third quarter results as increased fee-per-file levels in both commercial and residential operations offset lower order counts," stated Matthew W. Morris, chief executive officer. "Even though order counts were down year-over-year as interest rates rose through the quarter, the growing mix of purchase transactions in our residential business and larger transaction sizes in our commercial business helped keep title revenues flat with the third quarter 2017. Our senior management team remains focused on the merger process as we continue to work with the FTC and the appropriate state regulators, and, as our results illustrate, all associates remain focused on delivering solid operating results."

Fidelity National Financial (FNF) Update
Since announcing our agreement and plan of merger with FNF in March 2018, we initiated the regulatory approval process, which included the submission of our Hart-Scott-Rodino Act filings to the Federal Trade Commission (FTC) and the Form A filings to the states of Texas and New York, the domiciles of Stewart's two main underwriters. Furthermore, the merger was approved by a majority of our stockholders during a special meeting held on September 5, 2018. We continue to work cooperatively with FNF, the FTC and state regulators in the ongoing review process, responding to data and information requests as they arise. Of note, in August, the Canadian Competition Bureau notified FNF that it had no opposition to the completion of the merger.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2018	2017	2018	2017

Total revenues	507.6	501.6	1,437.7	1,430.1
Pretax income before noncontrolling interests	24.8	18.6	52.8	57.6
Income tax expense	4.4	4.7	8.7	15.5
Net income attributable to Stewart	17.6	10.9	36.2	33.6
Net income per diluted share attributable to Stewart	0.74	0.46	1.53	1.43

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended September 30,
	2018	2017	Change

Total operating revenues	486.0	485.4	0%
Investment income and other net gains	7.2	3.2	122%
Pretax income	36.0	24.6	46%
Pretax margin	7.3%	5.0%

Title operating revenues in the third quarter 2018 were comparable to the prior year quarter, as a result of higher commercial and independent agency revenues, which were partially offset by lower non-commercial direct title revenues. Pretax income improved $11.4 million in the third quarter 2018 compared to the third quarter 2017, primarily as a result of lower overall title operating expenses and higher investment income and other net gains. Included in the segment's results were $2.2 million of net unrealized gains relating to fair value changes of equity securities investments, which were being recorded to other comprehensive income prior to the adoption of a new accounting standard in 2018.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2018	2017	Change

Non-commercial:
Domestic	136.2	141.7	(4)%
International	24.9	30.4	(18)%
Commercial:
Domestic	45.2	39.2	15%
International	6.8	5.5	24%
Total direct title revenues	213.1	216.8	(2)%

Included in the non-commercial domestic revenues were revenues from purchase transactions, which were roughly flat year-over-year, and centralized title operations (processing primarily refinancing and default title orders), which were down $5.7 million in the third quarter 2018 compared to the third quarter 2017. Total commercial revenues improved $7.3 million, or 16 percent, from the prior year quarter due to our continued focus on delivering quality service and underwriting to our domestic and international commercial customers. Total international title revenues in the third quarter 2018 decreased $4.2 million, or 12 percent, compared to the prior year quarter, primarily as a result of lower volumes from our Canada operations. Third quarter 2018 commercial fee per file increased 43% to approximately $8,400 due to increased transaction sizes, while domestic residential fee per file increased 10% to approximately $2,200 as a result of the mix shift to more purchase transactions.

Both gross and net revenues from independent agency operations in the third quarter 2018 increased 2 percent, compared to the third quarter 2017, as we maintained our focus on enhancing customer service and technology connectivity. The independent agency remittance rate in the third quarter 2018 remained comparable to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended September 30,
	2018	2017	Change

Total revenues	14.5	13.0	12%
Pretax loss	(11.2)	(6.0)	(87)%

Third quarter 2018 segment revenues increased $1.5 million compared to the prior year quarter, primarily due to a $1.2 million net unrealized gain resulting from a fair value change of an equity investment with previously no readily determinable fair value. The segment's third quarter 2018 pretax results declined compared to the prior year quarter, primarily due to the $6.8 million of third-party advisory expenses incurred in the third quarter 2018 relating to the FNF merger transaction. Additionally, the segment's results for the third quarter 2018 and 2017 included approximately $5.8 million and $6.1 million, respectively, of net expenses attributable to parent company and corporate operations.

Expenses
Employee costs for the third quarter 2018 were $138.3 million, which was 1 percent lower compared to $140.1 million in the prior year quarter. Average employee counts decreased approximately 8 percent in the third quarter 2018 compared to the third quarter 2017, primarily related to volume declines in our title and ancillary services operations. The reduced employee counts resulted in the 8 percent decrease in salaries and other employee benefits, which was partially offset by increased commissions on higher commercial title revenues and higher incentive compensation. As a percentage of total operating revenues, employee costs for the third quarter 2018 improved 40 basis points to 27.7 percent compared to the prior year quarter.

Other operating expenses for the third quarter 2018 increased 3 percent to $90.8 million from $88.5 million in the third quarter 2017. The increase was primarily due to the previously mentioned higher third-party advisory expenses related to the FNF merger transaction, partially offset by lower cost of services in our centralized title operations and reduced costs related to third party outsourcing. As a percentage of total operating revenues, other operating expenses for the third quarter 2018 were 18.2 percent compared to 17.8 percent in the prior year quarter. Excluding the charges related to the FNF merger transaction and the acquisition integration during the third quarters 2018 and 2017, respectively, the other operating expenses ratio in the third quarter 2018 would have been 16.8 percent, 70 basis points lower compared to the prior year quarter.

Title loss expense for the third quarter 2018 decreased 15 percent to $21.5 million, compared to $25.4 million in the third quarter 2017, primarily as a result of better claims experience. Additionally, title losses were 4.4 percent of title revenues in the third quarter 2018 compared to 5.2 percent in the prior year quarter. We expect our title losses to range between 4.0 to 4.5 percent of title revenues for the year 2018.

Other
Net cash provided by operations in the third quarter 2018 increased to $36.4 million, compared to net cash provided of $31.5 million in the prior year quarter, primarily due to the higher net income generated in the third quarter 2018.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Title revenues:
Direct operations	213,134	216,830	622,886	635,921
Agency operations	272,875	268,545	756,986	736,301
Ancillary services	13,227	12,674	38,790	45,096
Total operating revenues	499,236	498,049	1,418,662	1,417,318
Investment income	4,781	4,567	14,732	14,179
Investment and other gains (losses) - net	3,623	(1,047)	4,345	(1,436)
	507,640	501,569	1,437,739	1,430,061
Expenses:
Amounts retained by agencies	224,966	221,460	623,967	605,192
Employee costs	138,288	140,054	423,389	419,184
Other operating expenses	90,810	88,489	257,029	255,593
Title losses and related claims	21,503	25,428	59,181	70,591
Depreciation and amortization	6,221	6,578	18,609	19,397
Interest	1,076	963	2,722	2,492
	482,864	482,972	1,384,897	1,372,449
Income before taxes and noncontrolling interests	24,776	18,597	52,842	57,612
Income tax expense	4,371	4,686	8,679	15,536
Net income	20,405	13,911	44,163	42,076
Less net income attributable to noncontrolling interests	2,851	2,967	8,012	8,475
Net income attributable to Stewart	17,554	10,944	36,151	33,601

Net earnings per diluted share attributable to Stewart	0.74	0.46	1.53	1.43
Diluted average shares outstanding (000)	23,699	23,564	23,667	23,571

Selected financial information:
Net cash provided by operations	36,366	31,517	43,733	48,048
Other comprehensive (loss) income	(907)	3,873	(17,451)	10,763

Monthly Order Counts:
Opened Orders 2018:	Jul	Aug	Sept	Total	Closed Orders 2018:	Jul	Aug	Sept	Total
Commercial	2,654	2,655	2,188	7,497	Commercial	2,112	2,255	1,842	6,209
Purchase	20,880	21,095	16,953	58,928	Purchase	15,934	16,810	13,297	46,041
Refinancing	6,786	7,501	6,154	20,441	Refinancing	4,319	4,855	3,972	13,146
Other	755	582	488	1,825	Other	552	552	310	1,414
Total	31,075	31,833	25,783	88,691	Total	22,917	24,472	19,421	66,810

Opened Orders 2017:	Jul	Aug	Sept	Total	Closed Orders 2017:	Jul	Aug	Sept	Total
Commercial	3,372	3,851	3,462	10,685	Commercial	2,352	2,660	2,631	7,643
Purchase	20,804	21,515	17,360	59,679	Purchase	16,304	17,173	14,955	48,432
Refinancing	8,062	10,157	8,936	27,155	Refinancing	5,619	6,404	5,942	17,965
Other	1,790	1,416	1,359	4,565	Other	853	1,127	892	2,872
Total	34,028	36,939	31,117	102,084	Total	25,128	27,364	24,420	76,912

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	September 30, 2018 (Unaudited)	December 31, 2017
Assets:
Cash and cash equivalents	149,669	150,079
Short-term investments	23,954	24,463
Investments in debt and equity securities, at fair value	662,089	709,355
Receivables – premiums from agencies	31,656	27,903
Receivables – other	48,623	55,769
Allowance for uncollectible amounts	(4,925)	(5,156)
Property and equipment, net	64,471	67,022
Title plants, at cost	74,737	74,237
Goodwill	247,190	231,428
Intangible assets, net of amortization	10,843	9,734
Deferred tax assets	4,186	4,186
Other assets	57,936	56,866
	1,370,429	1,405,886
Liabilities:
Notes payable	106,440	109,312
Accounts payable and accrued liabilities	97,233	117,740
Estimated title losses	476,870	480,990
Deferred tax liabilities	13,152	19,034
	693,695	727,076
Stockholders' equity:
Common Stock and additional paid-in capital	185,432	184,026
Retained earnings	510,068	491,698
Accumulated other comprehensive loss	(21,890)	(847)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	670,944	672,211
Noncontrolling interests	5,790	6,599
Total stockholders' equity	676,734	678,810
	1,370,429	1,405,886

Number of shares outstanding (000)	23,741	23,720
Book value per share	28.50	28.62

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION (Unaudited)
(In thousands of dollars)

Three months ended:	September 30, 2018			September 30, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	486,009	13,227	499,236	485,373	12,676	498,049
Investment income	4,781	-	4,781	4,567	-	4,567
Investment and other gains (losses) - net	2,396	1,227	3,623	(1,328)	281	(1,047)
	493,186	14,454	507,640	488,612	12,957	501,569
Expenses:
Amounts retained by agencies	224,966	-	224,966	221,460	-	221,460
Employee costs	131,485	6,803	138,288	132,331	7,723	140,054
Other operating expenses	73,871	16,939	90,810	79,249	9,240	88,489
Title losses and related claims	21,503	-	21,503	25,428	-	25,428
Depreciation and amortization	5,362	859	6,221	5,534	1,044	6,578
Interest	-	1,076	1,076	-	963	963
	457,187	25,677	482,864	464,002	18,970	482,972
Income (loss) before taxes	35,999	(11,223)	24,776	24,610	(6,013)	18,597

Nine months ended:	September 30, 2018			September 30, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,379,872	38,790	1,418,662	1,372,133	45,185	1,417,318
Investment income	14,732	-	14,732	14,179	-	14,179
Investment and other gains (losses) - net	3,118	1,227	4,345	(1,455)	19	(1,436)
	1,397,722	40,017	1,437,739	1,384,857	45,204	1,430,061
Expenses:
Amounts retained by agencies	623,967	-	623,967	605,192	-	605,192
Employee costs	401,234	22,155	423,389	390,688	28,496	419,184
Other operating expenses	218,543	38,486	257,029	225,946	29,647	255,593
Title losses and related claims	59,181	-	59,181	70,591	-	70,591
Depreciation and amortization	15,929	2,680	18,609	16,081	3,316	19,397
Interest	8	2,714	2,722	5	2,487	2,492
	1,318,862	66,035	1,384,897	1,308,503	63,946	1,372,449
Income (loss) before taxes	78,860	(26,018)	52,842	76,354	(18,742)	57,612

Appendix A
Adjusted revenues and adjusted EBITDA
Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as strategic alternatives (FNF merger) expenses and other third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and nine months ended September 30, 2018 and 2017 (dollars in millions).

	Quarter Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Revenues	507.6	501.6		1,437.7	1,430.1
Less: Investment and other (gains) losses	(3.6)	1.0		(4.3)	1.4
Adjusted revenues	504.0	502.6	0%	1,433.4	1,431.5	0%

Net income attributable to Stewart	17.6	10.9		36.2	33.6
Noncontrolling interests	2.8	3.0		8.0	8.5
Income taxes	4.4	4.7		8.6	15.5
Income before taxes and noncontrolling interests	24.8	18.6		52.8	57.6
Strategic alternatives/FNF merger expenses	6.8	-		9.7	-
Acquisition integration expenses	-	1.4		-	1.4
Loss reserve adjustments, net	-	-		(0.1)	-
Investment and other (gains) losses	(3.6)	1.0		(4.3)	1.4
Adjusted income before taxes and noncontrolling interests	28.0	21.0		58.1	60.4
Depreciation and amortization	6.2	6.6		18.6	19.4
Interest expense	1.1	1.0		2.7	2.5

Adjusted EBITDA	35.3	28.6	23%	79.4	82.3	(4)%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360